UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR 12(g) OF

THE SECURITIES EXCHANGE ACT OF 1934

Jet.AI Inc.

(Exact name of registrant as specified in its charter)

Delaware	93-2971741
(State of Incorporation or Organization)	(I.R.S. Employer Identification No.)

10845 Griffith Peak Dr. Suite 200 Las Vegas, NV	89135
(Address of Principal Executive Offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of Each Class To be Registered	Name of Each Exchange on Which Each Class is to be Registered
Rights to Purchase Series C Junior Participating Preferred Stock	The Nasdaq Stock Market LLC

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box. ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box. ☐

Securities Act registration statement file number to which this form relates: Not Applicable

Securities to be registered pursuant to Section 12(g) of the Act:

None

(Title of class)

INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 1.	Description of Registrant’s Securities to be Registered.

On February 13, 2026, the Board of Directors (the “Board”) of Jet.AI Inc., a Delaware corporation (the “Company”), declared a dividend distribution of one right (each, a “Right” and together with all such rights distributed or issued pursuant to the Rights Agreement (defined below), the “Rights”) for each outstanding share of common stock, par value $0.0001, of the Company (the “Common Stock”). Each Right entitles the registered holder to purchase from the Company one one-thousandth of a share of the Company’s Series C Junior Participating Preferred Stock, par value $0.0001 per share (the “Preferred Stock”), at an exercise price of $0.70, subject to adjustment. The dividend is payable to holders of record as of the close of business on February 24, 2026 (the “Record Date”).

The description of the Rights, the Rights Agreement and the Preferred Stock is incorporated herein by reference to the description set forth in the “Summary of the Rights Agreement” of the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission (the “SEC”) on February 13, 2026. The summary is intended to provide a general description only and is subject to the detailed terms and conditions of the Rights Agreement, dated as of February 13, 2026 by and between the Company and Continental Stock Transfer and Trust Company, as rights agent (the “Rights Agreement”), and the Certificate of Designation of Series C Junior Participating Preferred Stock of the Company, copies of which are attached as Exhibit 4.1 and Exhibit 3.1, respectively, to the Company’s Current Report on Form 8-K, filed on February 13, 2026, and are incorporated herein by reference.

Item 2.	Exhibits.

The following exhibits are filed as a part of this Registration Statement:

Exhibit No.	Description
3.1	Certificate of Designation of Series C Junior Participating Preferred Stock of the Company (incorporated by reference to Exhibit 3.1 to the Form 8-K filed with the SEC on February 13, 2026).

4.1	Rights Agreement dated as of February 13, 2026, by and between the Company and Continental Stock Transfer and Trust Company, as rights agent, which includes as Exhibit B the Form of Rights Certificate (incorporated by reference to Exhibit 4.1 to the Form 8-K filed with the SEC on February 13, 2026).

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereto duly authorized.

JET.AI INC.

By:	/s/ George Murnane
Name:	George Murnane
Title:	Interim Chief Financial Officer

Date: February 13, 2026